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                        [COOPERS & LYBRAND LETTERHEAD]

                                                                    Exhibit 23.1




CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Outlook Group Corp. on Forms S-8 (File Nos. 33-44491 and 33-44075) of our reports dated July 9, 1997, except as to the information in Note C, for which the date is August 25, 1997, and July 9, 1997 on our audits of the consolidated financial statements and financial statement schedule, respectively, of Outlook Group Corp. and Subsidiaries as of May 31, 1997 and 1996, and for the years ended May 31, 1997, 1996 and 1995, which reports are included in this Annual Report on Form 10-K.



                                                  /s/ COOPERS & LYBRAND L.L.P.
                                                  ----------------------------
                                                  COOPERS & LYBRAND L.L.P.



Milwaukee, Wisconsin

September 3, 1997